Exhibit 10.1

AMERICAN SHARED HOSPITAL SERVICES 601 MONTGOMERY STREET, SUITE 1112 SAN FRANCISCO, CALIFORNIA 94111 TEL 415.788.5300 FAX 415.788.5660 WEB ASHS.COM

April 12, 2023

Robert Hiatt

1008 Longmeadow Lane

Western Springs, IL

60558

Dear Bob,

American Shared Hospital Services (“ASHS”) is pleased to offer you full-time employment as our Chief Financial Officer. In this salary exempt position, you will be paid an annual salary of $210,000, payable on a bi-weekly basis, which equates to $8076.92 per pay period

Your responsibilities will include, but are not limited to the following:

●	All Accounting and Financial activities and responsibilities of the Company.

●	Effective organizational and interpersonal skills, ability to communicate and manage at all levels of the organization.

●	Strong problem solving and critical thinking skills.

●	Strong compliance skills – SEC Reporting (10K, 10Qs, etc).

●	Strong internal reporting including: budgeting and forecasting capabilities.

●	Above average skill-level with Microsoft Word, Excel and PowerPoint and CRM software.

In addition to your annual base salary, you will be eligible for the following compensation and benefits programs:

●

Bonus: The Variable Compensation Plan (“VCP”) to be discussed and agreed upon, in writing, approximately 30 days after start of employment. The amount eligible to be earned will be $35,000 in 2023 and $60,000 in 2024.

●	Stock Options – 20,000

●	Cell Phone

●	A company issued Laptop

●	You will be eligible to participate in the ASHS group health insurance program, which includes:

o	Medical, dental and vision insurance program

o	Short-Term & Long-Term Disability

o	Company paid Life Insurance

●	ASHS offers a 401K plan which you will be eligible to participate in immediately following your first 30 days of employment. At present, ASHS matches up to 4% of an employee's gross compensation

●	Two weeks of paid time off

●	Three personal floating holidays

●	Two weeks of sick time

●	Company-paid holidays (see attached)

This offer is contingent upon the completion of background checks, certification/licensure checks, signing of confidentiality agreements, and compliance with immigration law and completion of a Form I-9.

The above terms and conditions of employment are deemed to be in compliance with applicable Federal and State laws and regulations, as well as policies and procedures affecting employment, benefits and compensation of which the company reserves the right to revise or change at its sole discretion.

On your first day, you will complete all required training, and then you will attend an orientation by Human Resources which will include benefit elections and training on the HR and Timekeeping system. Please bring appropriate documentation to the site to allow us to complete the new-hire forms, including proof that you are presently eligible to work in the United States for I-9 Form purposes.

Failure to provide the necessary documentation within three business days of hire will result in immediate termination of employment in accordance with the terms of the Immigration Reform and Control Act. Please indicate your acceptance of our offer by signing below and returning one copy of the letter to me with your original signature.

We look forward to your acceptance of this offer and having you on board as a valued member of the company.

Cordially,

/s/ Ray Stachowiak

Ray Stachowiak

Executive Chairman

I have read and understood the provisions of this offer of employment, and I accept the above job offer. I know that my employment with American Shared Hospital Services is considered at will, meaning that either the company or I may terminate this employment relationship at any time with or without cause or notice. This agreement replaces all previous employment arrangements between you and American Shared Hospital Services. Any such prior arrangements, verbal or written are hereby null and void and unenforceable. Any acceptance postmarked after this date ________________ will be considered invalid.

 /s/ Robert Hiatt

Signature